PROSPECTUS Dated June 2, 1997        Amendment No. 1 Dated February 10, 1998 to
PROSPECTUS SUPPLEMENT                              Pricing Supplement No. 43 to
Dated June 17, 1997                        Registration Statement No. 333-27919
                                                         Dated February 3, 1998
                                                                 Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                      Senior Euro Fixed Rate Notes Due 2003

     The Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due
2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes -- Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

     It is a precondition to the issue of the Notes that they be registered with the Comissao do Mercado de Valores Mobiliarios in Lisbon. The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange").

     The Notes are further described under "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below including, without limitation, the "Company's Option to Transform Interest Rate," are inconsistent with such description, the terms described below shall control.

Principal Amount:                   PTE 7,500,000,000

Maturity Date:                      March 3, 2003

Date of Issuance and
   Settlement Date:                 March 3, 1998

Interest Accrual Date:              March 3, 1998

Issue Price:                        100.00%  See "Plan of
                                    Distribution" below.

Redemption Price:                   100.00%

Interest Rate:                      5.20%, subject to the
                                    Company's option to
                                    transform the interest rate
                                    from a fixed rate to a
                                    floating rate commencing on
                                    March 3, 1999.  Calculation
                                    of accrued interest will be
                                    made on a 30/360 basis.
                                    See "Other Provisions--
                                    Company's Option to
                                    Transform Interest Rate"
                                    below.

Interest Payment Dates:             Each March 3, commencing March 3,
                                    1999, provided that if any such day is
                                    not a Business Day, such Interest
                                    Payment Date will be the next
                                    succeeding day that is a Business
                                    Day, unless such succeeding Business
                                    Day falls in the next succeeding
                                    calendar month, in which case such
                                    Interest Payment Date will be the
                                    immediately preceding day that is a
                                    Business Day.  If the Company elects
                                    to transform the interest rate from a
                                    fixed rate to a floating rate
                                    commencing on March 3, 1999,
                                    interest will be paid semi-annually on
                                    the LISBOR Interest Payment Dates.
                                    See "Other Provisions-- Company's
                                    Option to Transform Interest Rate"
                                    below.

Business Days:                      Any day, other than a Saturday or
                                    Sunday, that is neither a legal
                                    holiday nor a day on which banking
                                    institutions are authorized or
                                    required by law or regulation to
                                    close in the City of New York, the
                                    City of London or Lisbon.

Exchange Date:                      40 Days after Date of Issuance (at
                                    the earliest)

                                                  (continued on next page)

        Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             Banco Chemical Finance
Caixa Geral de Depositos
            Banco Nacional Ultramarino
                           Banco Bilbao Viscaya (Portugal)
                                          Banco de Negocios Argentaria
                                                                   Banco ESSI


Banco Mello de Investimentos               Banco Santander de Negocios Portugal




(Continued from previous page)

Total Amount of OID:                N/A

Original Yield to Maturity:         N/A

Initial Accrual Period OID:         N/A

Initial Redemption Date:            N/A

Initial Redemption
   Percentage:                      N/A

Annual Redemption
   Percentage Reduction:            N/A

Applicability of Modified
   Payment upon
   Acceleration:                    N/A

If Yes, State Issue Price:          N/A

Optional Repayment
   Date(s):                         N/A

Denominations:                      PTE 1,000,000

Specified Currency:                 Portuguese Escudo

Principal Paying Agent:             The Chase Manhattan Bank
                                    (London Branch)

Portuguese Paying Agent:            Banco Chemical Finance, S.A.

Common Code:                        008441553

ISIN:                               XS0084415537

OTHER PROVISIONS:

Company's Option to Transform Interest Rate: At the Company's option, upon notice on or prior to February 18, 1999, the Notes will bear interest, commencing on March 3, 1999, at a floating rate equal to the following Base Rate plus the Spread, as further described below

Base Rate: PTE 6 Month LISBOR as determined on the second Lisbon Banking Day immediately preceding an Interest Reset Date.

Spread (Plus or Minus):  Plus 0.275% per annum

Index Maturity:  6 months

"PTE 6 Month LISBOR" means the 6 month Lisbon Interbank Offered Rate that appears on the Reporting Service at approximately 11:00 a.m., Lisbon time, on each Interest Determination Date. If no such rate appears the Calculation Agent will request the principal Lisbon offices of each of six major reference banks in the Lisbon interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotations for loans in Portuguese Escudos for the period of the Index Maturity, commencing on the second Lisbon Banking Day immediately following such Interest Determination Date, to prime banks in the Lisbon interbank market at approximately 11:00 a.m., Lisbon time, on such Interest Determination Date and in a principal amount equal to an amount of not less than the equivalent of U.S.$1 million in Portuguese Escudos that is representative of a single transaction in Portuguese Escudos in such market at such time. If at least two such quotations are provided, PTE 6 month LISBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, PTE 6 month LISBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by major banks in Lisbon, as selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., Lisbon time, on such Interest Determination Date for loans in Portuguese Escudos to leading European banks for a period of six months in a principal amount equal to an amount of not less than the equivalent of U.S.$1 million in Portuguese Escudos.

"Lisbon Banking Day" means any day on which dealings in deposits in Portuguese Escudos are transacted in the Lisbon interbank market.

"Interest Determination Date" with respect to any Interest Reset Date means the second Lisbon Banking Day next preceding such Interest Reset Date.

Index Currency: Portuguese Escudo

Reporting Service: Reuters Page LBOA (or such other page as may replace that page on that service for the purpose of displaying such rate)

LISBOR Interest Payment Dates: Each March 3 and September 3, commencing September 3, 1999; provided that if any such day is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day.

If the Company elects to transform the interest rate from a fixed rate to a floating rate, calculation of accrued interest will be made on the basis of actual days elapsed and 365-day years (fixed) from and including March 3, 1999.

LISBOR Interest Payment Period:  Semi-annually

Interest Reset Periods: The period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date.

Interest Reset Dates: Each Interest Payment Date

Calculation Agent: Chase Manhattan Bank (London Branch)


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Plan of Distribution:

     On February 3, 1998, the Company agreed to sell to the managers listed in this Pricing Supplement (the "Managers"), and the Managers severally agreed to purchase, the principal amount of Notes set forth opposite their respective names below at a net price of 99.85%.




                             Name                        Principal Amount of
                             -----                        -----------------
Banco Chemical Finance, S.A.  ........................... PTE 4,200,000,000
Caixa Geral de Depositos, S.A.   ........................       750,000,000
Banco Nacional Ultramarino, S.A.  .......................       550,000,000
Banco Bilbao Viscaya (Portugal), S.A.  ..................       500,000,000
Banco de Negocios Argentaria, S.A., sucursal
   em Portugal...........................................       500,000,000
Banco ESSI, S.A.   ......................................       500,000,000
Banco Mello de Investimentos, S.A.  .....................       250,000,000
Banco Santander de Negocios Portugal, S.A.   ............       250,000,000
        Total............................................ PTE 7,500,000,000
                                                          =================





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